Reading International Announces 2nd Quarter 2008 Results

•	Revenue from continuing operations for the quarter was up 78.3% over the 2007 quarter, to $53.8 million
•	Net Income for the quarter was $0.3 million compared to $1.6 million in the 2007 quarter
•	EBITDA(1) for the quarter was $9.3 million up 30.9%, compared to $7.1 million in 2007 quarter

Los Angeles, California, - (PR NEWSWIRE) – August 7, 2008 – Reading International, Inc. (AMEX: RDI) announced today results for its quarter and six months ended June 30, 2008.

Second Quarter 2008 Highlights

Our year-to-year results of operations were principally impacted by the following:

•
the acquisition on February 22, 2008, of 14 cinemas with 173 screens in Hawaii and California and an agreement to manage one cinema with 8 screens in Hawaii, the “Consolidated Entertainment” acquisition;

•	the recognition of a gain on the sale of our unconsolidated 50% interest in the cinema at Botany Downs, Auckland, New Zealand;

•	the receipt of litigation and insurance proceeds offset by fewer sales of our Place 57 residential condominium units which have now been sold out with the exception of the one retail unit; and

•
the change in the value of the Australian and New Zealand dollars vis-à-vis the US dollar from $0.8491 and $0.7730, respectively, as of June 30, 2007 to $0.9562 and $0.7609, respectively, as of June 30, 2008.

which resulted in:

•	revenue growth of $23.7 million or 78.3% to $53.8 million, compared to $30.1 million in the 2007 quarter;

•	income from continuing operations of $284,000 in the 2008 quarter compared to a loss from continuing operations of $278,000 in the 2007 quarter; and

•	EBITDA(1) of $9.3 million in the 2008 quarter compared to $7.1 million in the 2007 quarter, an increase of 30.9%.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel.  EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Second Quarter 2008 Discussion

Revenue from continuing operations increased from $30.1 million in the 2007 quarter to $53.8 million in 2008, a 78.3% increase.   Cinema revenue increased for the 2008 quarter by $23.5 million or 90.1% compared to the same period in 2007.  The increase was primarily a result of $21.3 million of revenue from our newly acquired Consolidated Entertainment cinemas and improved results from our Australia operations including $1.2 million from admissions and $710,000 from concessions and other revenues, offset by lower cinema revenues from our New Zealand operations of $509,000.  The top 3 grossing films in our circuit worldwide were “Iron Man,” “Indiana Jones & the Kingdom of the Crystal Skull” and “Sex in the City,” which between them accounted for approximately 31% of our cinema box office revenue.  Real estate revenue increased for the 2008 Quarter by $249,000 or 4.5% compared to the same period in 2007.  The increase was primarily related to rental revenues from our newly acquired Consolidated Entertainment cinemas that have ancillary real estate and an increase in revenues from our U.S. live theatres.

As a percent of revenue, cinema/real estate operating expense, at 82.0% in the 2008 quarter, was higher than the 72.3% of the 2007 quarter.  The primary driver for this was an increase in cinema costs driven by the US and primarily related to higher film rent expense associated with our newly acquired Consolidated Entertainment cinemas whose film product is primarily wide release films resulting in higher film rent cost compared to our predominately pre-acquisition art cinemas, which generally have lower film rent costs.

Depreciation and amortization increased by $2.5 million or 81.4%, from $3.0 million in the 2007 quarter, to $5.5 million in the 2008 quarter, primarily related to our newly acquired Consolidated Entertainment cinema assets.

General and administrative expense increased by $1.0 million or 26.6%, from $3.9 million to $4.9 million in the 2008 quarter.  This increase was primarily due to additional pension costs in 2008 for our Chief Operating Officer; cost related to the Supplemental Executive Retirement Plan; and legal and professional fees associated principally with our real estate acquisition and investment activities.

Net interest expense increased by $1.1 million or 55.8% for the 2008 quarter compared to last year, primarily related to higher outstanding loan balances during the 2008 quarter compared to the 2007 quarter associated with our current year’s acquisitions.

Other income increased by $1.0 million for the 2008 quarter compared to last year.  The primary reasons were a $314,000 receipt related to our Burstone litigation and $910,000 of insurance proceeds related to damage caused by Hurricane George in 1998 to one of our previously owned cinemas in Puerto Rico.  This increase was somewhat offset by the reduced sales of our Place 57 units in the 2008 quarter compared to the prior year.

During the three months ended June 30, 2007, upon the fulfillment of our commitment, we recorded the release of a deferred gain on the sale of a discontinued operation of $1.9 million associated with a previously sold property.

In the 2008 quarter we recorded a gain on sale of unconsolidated entities of $2.5 million from the sale of our 50% interest in the cinema at Botany Downs in Auckland, New Zealand.

As a result of the above, we reported a net income of $284,000 for the 2008 quarter compared to $1.6 million in the 2007 quarter.

Our EBITDA(1) at $9.3 million for the 2008 quarter was $2.2 million higher than the 2007 quarter of $7.1 million, driven by better operating margins (approximately $300,000); the litigation and insurance proceeds (approximately $1.2 million) and the gain on sale of an unconsolidated entity ($2.5 million), offset by the non-recurring gain on sale of discontinued operations in the 2007 quarter ($1.9 million).

First Half 2008 Summary

Revenue from continuing operations increased by 60.9% or $35.4 million, to $93.5 million in the six months of 2008 compared to 2007.  This increase was driven by an increase in cinema revenue for the 2008 period of $34.3 million or 67.8% compared to the same period in 2007.  The 2008 increase was primarily a result of $27.8 million of revenue from our newly acquired Consolidated Entertainment cinemas and improved results from our Australia and New Zealand operations including $4.1 million from admissions and $2.0 million from concessions and other revenues.  The same three films that were the top grossing films in the quarter were the top three grossing films for the six months of 2008, accounting for 19.4% of our cinema box office revenue.  The real estate revenue increase of $1.4 million or 13.1% was driven by the same reasons as for the quarter, together with increases in revenues in Australia and New Zealand.

As a percent of revenue, cinema/real estate operating expense, at 78.7 % in the 2008 six months, was higher than the 72.1% of the 2007 six months.  The primary drivers were the same factors that drove the 2008 quarter, above.

Depreciation and amortization increased by $3.4 million to $9.4 million in 2008 from $6.0 million in 2007, driven primarily by our newly acquired Consolidated Entertainment cinema assets, added during the 2008 period.

General and administrative expense increased by $2.0 million in the 2008 six months compared to the 2007 period.  As for the quarter, this increase was primarily due to additional pension costs in 2008 for our Chief Operating Officer, cost related to the Supplemental Executive Retirement Plan, and legal and professional fees associated principally with our real estate acquisition and investment activities.

Net interest expense increased by $2.2 million for the 2008 six months compared to last year, primarily related to higher outstanding loan balances during the 2008 period compared to 2007 associated with our current year’s acquisitions.

Other income increased by approximately $2.0 million for the 2008 six months compared to last year.  The increase was primarily related to the aforementioned insurance proceeds of $910,000, coupled with cumulative year-to-date settlements on our Burstone litigation of $1.2 million and credit card dispute of $385,000.

During the six months ended June 30, 2007, upon the fulfillment of our commitment, we recorded the release of a deferred gain on the sale of a discontinued operation of $1.9 million associated with a previously sold property.

In 2008 we recorded a gain on sale of unconsolidated entities of $2.5 million from the sale of our 50% interest in the cinema at Botany Downs in Auckland, New Zealand.

As a result, we reported a net income of $56,000 for the 2008 six months compared to $988,000 in the 2007 six months.

Our EBITDA(1) at $16.2 million for the 2008 six months was $4.5 million higher than the 2007 six months of $11.7 million, driven by better operating margins (approximately $1.6 million), the increases in other income described above ($2.0 million), and the gain on sale of an unconsolidated entity ($2.5 million) offset by the non-recurring gain on sale of discontinued operations in the 2007 quarter ($1.9 million).

Balance Sheet

Our total assets at June 30, 2008 were $436.8 million compared to $346.1 million at December 31, 2007.  The currency exchange rates for Australia and New Zealand as of June 30, 2008 were $0.9562 and $0.7609, respectively, and as of December 31, 2007, these rates were $0.8776 and $0.7678, respectively.  As a result, currency had a net positive effect on the balance sheet at June 30, 2008 compared to December 31, 2007.

Our cash position at June 30, 2008 was $26.8 million compared to $20.8 million at December 31, 2007.

In addition, we have approximately $5.3 million (AUS$5.5 million) in undrawn funds under our Australian Corporate Credit Facility, $43.2 million (NZ$56.8 million) under our New Zealand Line of Credit, and $5.0 million under our GECC Line of Credit, to meet our anticipated short-term working capital requirements.

Our positive working capital at June 30, 2008 was $12.2 million compared to $6.3 million at December 31, 2007.  Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.

Stockholders’ equity was $128.8 million at June 30, 2008 compared to $121.4 at December 31, 2007.

Subsequent Event

The Sellers of the assets of our Consolidated Entertainment cinemas’ acquisition, agreed to provide us up to three additional loans.  We drew down on the first and second of these loans of $3.0 million and $1.5 million, respectively, on July 21, 2008.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com/), and

o	City Cinemas brand;

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:
Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235 2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Earnings (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue	$53,751	$30,139	$93,478	$58,115
Operating expense
Cinema/real estate	44,076	21,795	73,595	41,916
Depreciation and amortization	5,528	3,047	9,411	6,016
General and administrative	4,909	3,879	9,597	7,555

Operating (loss) income	(762)	1,418	875	2,628

Interest expense, net	(3,039)	(1,950)	(5,876)	(3,701)
Other income	1,860	851	3,592	1,586
Gain on sale of discontinued operations	--	1,912	--	1,912
Gain on sale of unconsolidated entity	2,450		2,450
Income tax expense	(407)	(443)	(824)	(942)
Minority interest expense	182	(154)	(161)	(495)

Net income	$284	$1,634	$56	$988

Basic and diluted earnings per share	$0.01	$0.07	$0.00	$0.04

EBITDA*	$9,258	$7,074	$16,167	$11,647

EBITDA* change	$2,184	$4,520

*
EBITDA presented above is net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income (loss) is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net earnings	$284	$1,634	$56	$988
Add:Interest expense, net	3,039	1,950	5,876	3,701
Add:Income tax provision	407	443	824	942
Add:Depreciation and amortization	5,528	3,047	9,411	6,016

EBITDA	$9,258	$7,074	$16,167	$11,647

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue
Cinema	$49,488	$26,034	$84,831	$50,540
Real estate	4,263	4,105	8,647	7,575
	53,751	30,139	93,478	58,115
Operating expense
Cinema	41,780	19,931	69,185	38,051
Real estate	2,296	1,864	4,410	3,865
Depreciation and amortization	5,528	3,047	9,411	6,016
General and administrative	4,909	3,879	9,597	7,555
	54,513	28,721	92,603	55,487

Operating income (loss)	(762)	1,418	875	2,628

Non-operating income (expense)
Interest income	365	84	603	229
Interest expense	(3,404)	(2,034)	(6,479)	(3,930)
Net loss on sale of assets	--	--	--	(185)
Other income (expense)	1,671	465	3,045	(271)
Loss before minority interest expense, discontinued operations, income tax expense, and equity earnings of unconsolidated joint ventures and entities	(2,130)	(67)	(1,956)	(1,529)
Minority interest income (expense)	182	(154)	(161)	(495)
Loss before discontinued operations, income tax expense, and equity earnings of unconsolidated joint ventures and entities	(1,948)	(221)	(2,117)	(2,024)
Gain on sale of a discontinued operation	--	1,912	--	1,912
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	(1,948)	1,691	(2,117)	(112)
Income tax expense	(407)	(443)	(824)	(942)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	(2,355)	1,248	(2,941)	(1,054)
Equity earnings of unconsolidated joint ventures and entities	189	386	547	2,042
Gain on sale of unconsolidated entity	2,450	--	2,450	--
Net income	$284	$1,634	$56	$988

Earnings (loss) per common share – basic and diluted:
Earnings (loss) from continuing operations	$0.01	$(0.01)	$0.00	$(0.04)
Earnings from discontinued operations	0.00	0.08	0.00	0.08
Basic and diluted earnings per share	$0.01	$0.07	$0.00	$0.04
Weighted average number of shares outstanding – basic	22,476,355	22,487,943	22,476,355	22,485,480
Weighted average number of shares outstanding – dilutive	22,763,826	22,487,943	22,763,826	22,485,480

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$26,752	$20,782
Receivables	7,116	5,671
Inventory	816	654
Investment in marketable securities	4,939	4,533
Restricted cash	59	59
Prepaid and other current assets	2,230	3,800
Total current assets	41,912	35,499
Land held for sale	1,954	1,984
Property held for development	13,844	11,068
Property under development	77,725	66,787
Property & equipment, net	223,435	178,174
Investment in unconsolidated joint ventures and entities	15,369	15,480
Investment in Reading International Trust I	1,547	1,547
Goodwill	25,697	19,100
Intangible assets, net	24,866	8,448
Other assets	10,494	7,984
Total assets	$436,843	$346,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$13,814	$12,331
Film rent payable	6,471	3,275
Notes payable – current portion	1,253	395
Note payable to related party – current portion	--	5,000
Taxes payable	5,137	4,770
Deferred current revenue	2,881	3,214
Other current liabilities	200	169
Total current liabilities	29,756	29,154
Notes payable – long-term portion	187,677	111,253
Notes payable to related party – long-term portion	14,000	9,000
Subordinated debt	51,547	51,547
Noncurrent tax liabilities	5,672	5,418
Deferred non-current revenue	619	566
Other liabilities	16,379	14,936
Total liabilities	305,650	221,874
Commitments and contingencies
Minority interest in consolidated affiliates	2,344	2,835
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,564,339 issued and 20,987,115 outstanding at June 30, 2008 and at December 31, 2007	216	216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at June 30, 2008 and at December 31, 2007	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares	--	--
Additional paid-in capital	132,446	131,930
Accumulated deficit	(52,614)	(52,670)
Treasury shares	(4,306)	(4,306)
Accumulated other comprehensive income	53,092	46,177
Total stockholders’ equity	128,849	121,362
Total liabilities and stockholders’ equity	$436,843	$346,071